Exhibit 99

(1)     Pursuant to a Common Stock Subscription Agreement dated June 26, 2019, on June 26, 2019, the Issuer issued 228,809 shares of Class A Common Stock of the Issuer (“Shares”) to various funds managed by York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”) at a price of $0.001 per Share, in connection with YGA’s agreement to provide a portion of a credit facility to the Issuer, as more fully described in the Form 8-K filed by the Issuer on June 20, 2019.

(2)       In addition to being a Director of the Issuer, the Reporting Person is also a Director and Co-Head of North America at YGA. Pursuant to the Schedule 13D for the Issuer filed by YGA on November 19, 2018 and the Form 4 for the Issuer filed by the Reporting Person on December 7, 2018, YGA, prior to the transactions, is the beneficial owner of 9,065,705 Shares, of which (i) 37,332 Shares were directly owned by Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“Jorvik Multi-Strategy”), (ii) 1,329,972 Shares were directly owned by York Capital Management, L.P., a Delaware limited partnership (“York Capital”), (iii) 135,392 Shares were directly owned by Exuma Capital, L.P., a Cayman Islands exempted limited partnership (“Exuma Capital”), (iv) 200,000 Shares were directly owned by York Select Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Select Master”), (v) 3,088,432 Shares were directly owned by York Credit Opportunities Investments Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Credit Opportunities Master”), (vi) 1,850,097 Shares were directly owned by York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Multi-Strategy”) and (vii) 2,424,480 Shares were directly owned by York Credit Opportunities Fund, L.P., a Delaware limited partnership (“York Credit Opportunities” and together with Jorvik Multi-Strategy, York Capital, Exuma Capital, York Select Master, York Credit Opportunities Master and York Multi-Strategy collectively, the “York Capital Funds”).

The Shares disposed of in the March 20, 2019 and March 21, 2019 transactions referenced herein were sold by Jorvik Multi-Strategy. After the transactions described herein, YGA beneficially owns 9,257,182 Shares, of which (i) 1,363,675 Shares are directly owned by York Capital, (ii) 138,824 Shares are directly owned by Exuma Capital, (iii) 205,080 Shares are directly owned by York Select Master, (iv) 3,166,708 Shares are directly owned by York Credit Opportunities Master, (v) 1,896,980 Shares are directly owned by York Multi-Strategy and (vi) 2,485,915 Shares are directly owned by York Credit Opportunities.

YGA is the sole managing member of the general partner of each of the York Capital Funds and exercises investment discretion over the York Capital Funds and accordingly may be deemed to have beneficial ownership over the Shares directly owned by the York Capital Funds. The underlying beneficial ownership of Jorvik Multi-Strategy differs from that of the other York Capital Funds. The Reporting Person may also be deemed to be the beneficial owner of these Shares, however the Reporting Person expressly disclaims beneficial ownership of the Shares in excess of his respective pecuniary interest therein. This report shall not be deemed an admission that the Reporting Person is the beneficial owner of the Shares for Section 16 or any other purpose.

References to, and descriptions of, the Form 8-K set forth herein are not intended to be complete and are qualified in their entirety by reference to the text of the Form 8-K, filed with the Securities and Exchange Commission on June 20, 2019 and incorporated herein by reference.